Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

StandardAero, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(a)	34,500,000(1)	$28.85(2)	$995,325,000	0.00015310	$152,384.26

	Total Offering Amounts							$152,384.26

	Total Fees Previously Paid							$152,384.26(3)

	Total Fee Offsets							—

	Net Fee Due							—

(1)	Includes 30,000,000 shares of common stock offered by the selling stockholders, and 4,500,000 shares of common stock that the underwriters have the option to purchase from the selling stockholders.
(2)

Pursuant to Rule 457(c) under the Securities Act and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based upon the average of the $30.20 (high) and $27.50 (low) sale price of the common stock as reported on the New York Stock Exchange on May 13, 2025 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(3)	The Registrant previously paid registration fees of $978,958.54 in connection with the initial filing of this Registration Statement on Form S-1 filed on May 19, 2025.